Exhibit (a)(1)(h)

This email is to confirm that we have received your [election form][withdrawal form] dated __________.  Please note that if you wish, you may change your election at any time prior to 5:00 p.m., Pacific Time, on June 25, 2003, by following the instructions in the exchange offer documents emailed to you on May 28, 2003.